Exhibit 77(Q)(1)(e)(ii)

                    SECOND AMENDMENT TO SUBADVTSORY AGREEMENT

                               ING MAYFLOWER TRUST

      This Second Amendment, effective as of September 1,2003, amends the Subadvisory Agreement (the "Agreement") dated the 1st day of September, 2000, as amended, between ING Investments, LLC, an Arizona limited liability company (the "Adviser") and Brandes Investment Partners, LLC, a California limited liability company (the "Subadviser") with regards to ING International Value Fund, a series of ING Mayflower Trust.

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 1, 2003.

      NOW, THEREFORE, the parties agree as follows:

      1. The following Section 8 is hereby inserted between existing Section 7 and Section 8:

            8. Non-Exclusivity. The services of the Subadviser to the Fund are not to be deemed to be exclusive, and the Subadviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Subadviser may not consult with any other subadviser of the Fund concerning transactions in securities or other assets for any investment portfolio of the Fund, except that such consultations are permitted between the current and successor subadvisers of the Fund in order to effect an orderly transition of subadvisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

      2. Each Section number and applicable references to each Section following the inserted Section 8 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

      3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.


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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                           ING INVESTMENTS, LLC

                                           By: /s/ Michael J. Roland
                                               ---------------------------------
                                               Michael J. Roland
                                               Executive Vice President


                                           BRANDES INVESTMENT PARTNERS, LLC

                                           By: /s/ Chris [ILLEGIBLE]
                                               ---------------------------------
                                               Name:  Chris [ILLEGIBLE]
                                                      --------------------------
                                               Title: Director
                                                      --------------------------


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